UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2011

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

 On August 15, 2011, the Company received a notice from The NASDAQ Stock Market, LLC (“NASDAQ”) stating that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing as set forth in NASDAQ Listing Rule 5550(a)(2).

The notification letter states that the Company will be afforded 180 calendar days, or until February 13, 2012, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during the 180 calendar day grace period. NASDAQ may, in its discretion, require the Company’s common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days before determining that the Company has demonstrated an ability to maintain long-term compliance.

If the Company does not regain compliance by February 13, 2012, NASDAQ will provide written notification to the Company that the Company's common stock will be delisted.  At that time, the Company may appeal NASDAQ's delisting determination to a NASDAQ Listing Qualifications Panel.

The Company intends to actively monitor the bid price for its common stock between now and February 13, 2012, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement but has not yet determined to take any other action in response to the notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 19, 2011	PRESSURE BIOSCIENCES, INC.
/s/Richard T. Schumacher
	By:	_____________________________
Richard T. Schumacher, President and Chief Executive Officer